THE TILE SHOP ANNOUNCES PRELIMINARY THIRD QUARTER 2017 RESULTS; ANNOUNCES THIRD QUARTER 2017 EARNINGS CONFERENCE CALL

MINNEAPOLIS – October 2, 2017 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced preliminary results for its third quarter ended September 30, 2017.

Net sales is expected to grow approximately 7% to approximately $84 million for the third quarter ended September 30, 2017 compared with $78.6 million for the third quarter ended September 30, 2016. Comparable store sales growth for the third quarter is expected to approximate 1%. Comparable store sales growth for the third quarter of 2016 was 5.7%. Gross margin for the third quarter of 2017 is expected to be approximately 66 to 67% compared with 70.2% for the third quarter of 2016.  Selling, general and administrative costs for the third quarter of 2017 are expected to be approximately $52 million compared with $47.4 million for the third quarter of 2016.

“A more competitive environment led to weaker than expected results in our third quarter,” said CEO Chris Homeister. “Additionally, we are seeing increased demand for opening price point offerings, and are in the process of introducing new products to our assortment as a result. In response to these challenges, we increased our promotions, competitive pricing and advertising in the quarter. When we increased these items, we achieved better results in both sales and gross profit dollars. However, this activity in combination with product mix changes will result in a meaningfully lower gross margin percentage in the third quarter. We are focused on completing our annual product transition, adding more opening price point products to the assortment and making refinements to our approach on promotions.”

The Company notes that its prior expectations for the full year ending December 31, 2017 provided on July 18, 2017 are no longer applicable.

The Company will release financial results for the third quarter ended September 30, 2017 at 8:00 a.m. Eastern Time on Tuesday, October 17, 2017.  The Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Tuesday, October 17, 2017. Participants may access the live webcast by visiting the Company’s investor relations website at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597, or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations website at www.tileshop.com.

About The Tile Shop

The Tile Shop (NASDAQ:TTS) is a leading specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of high quality products, exclusive designs, knowledgeable staff and exceptional customer service, in an extensive showroom environment with up to 50 full-room tiled displays which are enhanced by the complimentary Design Studio – a collaborative platform to create customized 3D design renderings to scale, allowing customers to bring their design ideas to life. The Tile Shop currently operates 134 stores in 31 states and the District of Columbia, with an average size of 20,500 square feet and sells products online at www.tileshop.com.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores).  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores.  The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.  Investors are referred to the most recent reports filed with the SEC by the Company.

Contacts:

Investors and Media:

Adam Hauser

763-852-2950

investorrelations@tileshop.com